Exhibit 10.11

EXECUTION COPY

Bank of America, N.A.

c/o Banc of America Securities LLC

9 West 57th Street

New York, NY 10019

Attn: John Servidio

Telephone: 212-583-8373

Facsimile: 212-230-8610

January 14, 2008

To: Legg Mason, Inc.

100 Light Street

Baltimore, Maryland 21202

Attention: General Counsel

Telephone No.:

(410) 539-0000

Facsimile No.:

(410) 454-4607

Re: Warrants

        (Transaction Reference Number: NY-33225)

The purpose of this letter agreement (this "Confirmation") is to confirm the terms and conditions of the Warrants issued by Legg Mason, Inc. ("Company") to Bank of America, N.A. ("Bank") on the Trade Date specified below (the "Transaction").  This letter agreement constitutes a "Confirmation" as referred to in the ISDA Master Agreement specified below.  This Confirmation shall replace any previous agreements and serve as the final documentation for this Transaction.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the "Equity Definitions"), as published by the International Swaps and Derivatives Association, Inc. ("ISDA"), are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern.  This Transaction shall be deemed to be a Share Option Transaction within the meaning set forth in the Equity Definitions.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties' entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

1.

This Confirmation evidences a complete and binding agreement between Bank and Company as to the terms of the Transaction to which this Confirmation relates.  This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the "Agreement") as if Bank and Company had executed an agreement in such form (but without any Schedule except for the election of the laws of the State of New York as the governing law) on the Trade Date.  In the event of any inconsistency between provisions of that Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates.  The parties hereby agree that no Transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement.

2.

The Transaction is a Warrant Transaction, which shall be considered a Share Option Transaction for purposes of the Equity Definitions.  The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:

January 14, 2008

Warrants:

Equity call warrants, each giving the holder the right to purchase one Share at the Strike Price, subject to the Settlement Terms set forth below.  For the purposes of the Equity Definitions, each reference to a Warrant herein shall be deemed to be a reference to a Call Option.

Warrant Style:

European

Seller:

Company

Buyer:

Bank

Shares:

The common stock of Company, par value USD 0.10 per Share (Exchange symbol "LM")

Number of Warrants:

3,077,642, subject to potential reduction as set forth below under "Premium" and other adjustment as provided herein.

Warrant Entitlement:

One Share per Warrant

Strike Price:

USD 107.46

Premium:

USD 46,447,921.70. The Premium set forth herein is based on the assumption that Bank is able to establish its initial Hedge Positions with respect to the Transaction by entering into a cash settled swap with Citibank, N.A. on the date hereof at an initial price of USD 72.00 per Share that is subject to no conditions subsequent.  If Bank does not enter into such a cash settled swap   by the Scheduled Trading Day immediately following the Trade Date (a "Hedge Event"), the provisions set forth below under "Hedge Event Premium" shall apply.

Hedge Event Premium:

If a Hedge Event occurs, the Premium will be determined by reference to the table attached as Exhibit A and shall equal the amount indicated for the corresponding Hedge Period Reference Price as of the Hedge Completion Date and 7-year LIBOR swap rate (the "Interest Rate") on the Hedge Completion Date. If the exact Hedge Period Reference Price and the Interest Rate are not set forth in the table:

(i) if the Hedge Period Reference Price is between two stock price amounts on the table or the Interest Rate is between two Interest Rates on the table, the Premium will be determined by straight line interpolation between the Premium amounts set forth for the higher and lower Hedge Period Reference Prices and the two Interest Rates;

(ii) if the Hedge Period Reference Price is less than USD50.00 and/or the Interest Rate is less than 3.85% or greater than 4.25%, then the Premium shall be determined by the Bank in good faith and in a commercially reasonable manner; and

(iii) if on any Hedging Date, Bank concludes, in its reasonable judgment, that its continuing purchase of Shares would cause the

Hedge Period Reference Price to exceed USD100.00 (a "Stock Price Event"), Bank shall (A) stop purchasing the Shares on such Hedging Date (the "Stock Price Event Date"), (B) notify Company of the occurrence of the Stock Price Event promptly but in no event later than 5:00 p.m. on the Stock Price Event Date and (C) reduce the Number of Warrants to the number of the Warrants as to which Bank has finished establishing its initial Hedge Positions and the Stock Price Event Date shall be deemed to be the Hedge Completion Date; provided that if Company wishes to disregard the Stock Price Event and have Bank continue to establish its initial Hedge Positions, Company shall notify Bank of its election in writing prior to 10:00 a.m. New York time on the Exchange Business Day immediately following the Hedge Completion Date and represent and warrant in such notice that, at the time such notice was provided, Company was not in possession of any material non-public information with respect to Company or the Shares and, promptly following receipt of such notice, Bank shall (x) continue to establish its initial Hedge Positions as long as continuing such purchase of Shares is commercially reasonable and does not result in materially increased cost to Bank and (y) determinate the Premium in good faith and in a commercially reasonable manner.

If a Hedge Event occurs, Bank shall notify Company of the Hedge Period Reference Price, the Interest Rate, the amount of the Premium and the Number of Warrants (if reduced pursuant to the proviso of "Number of Warrants") prior to 10:00 a.m. New York time on the Exchange Business Day immediately following the Hedge Completion Date.

Premium Payment Date:

January 16, 2008 or if a Hedge Event occurs, the Exchange Business Day immediately following the date on which Bank notifies Company the amount of the Premium.

Hedge Period:

If a Hedge Event occurs, the period from and including the first Hedging Date to and including the Hedge Completion Date.

Hedging Date:

If a Hedge Event occurs, the third, seventh and eleventh Scheduled Trading Days after the Trade Date and every fourth Scheduled Trading Day thereafter.

Hedge Completion Date:

For each Transaction, if a Hedge Event occurs, the Hedging Date on which Bank finishes establishing its initial Hedge Positions in respect of such Transaction, as determined by Bank in its good faith and commercially reasonable discretion, but in no event later than the Hedge Period End Date.

Hedge Period End Date:

If a Hedge Event occurs, the third Hedging Date after the Trade Date.

Hedge Period Disruption:

Notwithstanding anything to the contrary in the Equity Definitions, if a Hedge Event occurs, to the extent that a Disrupted Day occurs during the Hedge Period, the Calculation Agent may, in its good faith and commercially reasonable discretion, postpone the Hedge Period End Date to every fourth Scheduled Trading Day following the original Hedge Period End Date before such postponement.

Hedge Period Reference Price:

For each Transaction, if a Hedge Event occurs, the volume-weighted average price of the Shares purchased by Bank to establish its initial Hedge Positions during the Hedge Period; provided that if Bank has not finished establishing its initial Hedge Positions in respect of such Transaction by the end of the Hedge Period End Date, the Hedge Period Reference Price shall be the volume-weighted average price of the Shares purchased by Bank in respect of such Transaction by the end of such Hedging Period End Date, and if  Bank has not purchased any Shares in respect of such Transaction by the end of the Hedge Period End Date, the arithmetic average of the 10b-18 VWAP Prices for each Hedging Date during the Hedge Period.

10b-18 VWAP Price:

For any Exchange Business Day, as determined by the Calculation Agent based on the 10b-18 Volume Weighted Average Price per Share for the regular trading session (including any extensions thereof) of the Exchange on such Exchange Business Day (without regard to pre-open or after hours trading outside of such regular trading session for such Exchange Business Day), as published by Bloomberg at 4:15 p.m. New York time (or 15 minutes following the end of any extension of the regular trading session) on such Exchange Business Day, on Bloomberg page "LM.N <Equity> AQR_SEC" (or any successor thereto), absent manifest error, or if such price is not so reported on such Exchange Business Day for any reason, as reasonably determined by the Calculation Agent.  For purposes of calculating the VWAP Price, the Calculation Agent will include only those trades that are reported during the period of time during which Company could purchase its own shares under Rule 10b-18(b)(2) and are effected pursuant to the conditions of Rule 10b-18(b)(3), each under the Exchange Act (as defined herein).

Market Disruption Event:

The definition of "Market Disruption Event" in Section 6.3(a) of the Equity Definitions is hereby amended, only for purposes of any provisions herein relating to the Hedge Period, by deleting the words "at any time during the one-hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be" and inserting the words "at any time prior to 10 minutes before the Scheduled Closing Time on the Exchange on any scheduled Trading Day during the Hedge Period" after the word "material," in the third line thereof.

Section 6.3(d) of the Equity Definitions is hereby amended, only for purposes of any provisions herein relating to the Hedge Period,  by deleting the remainder of the provision following the term "Scheduled Closing Time" in the fourth line thereof.

In the event that Bank concludes, in its good faith and commercially reasonable discretion, due to circumstances that arise after the Trade Date, that it is appropriate with respect to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Bank generally in connection with its corporate equity derivatives business), for it to refrain from purchasing Shares (or to purchase fewer Shares than it otherwise would) on any Hedging Date during the Hedge Period, Bank may by written notice to Company elect to deem that a Market Disruption Event has occurred and will be continuing on such Hedging Date.

Exchange:

The New York Stock Exchange

Related Exchange(s):

All Exchanges

Procedures for Exercise:

Expiration Time:

The Valuation Time

Expiration Date(s):

Each Scheduled Trading Day during the period from and including the First Expiration Date and to and including the 40th Scheduled Trading Day following the First Expiration Date shall be an "Expiration Date" for a number of Warrants equal to the Daily Number of Warrants on such date; provided that, notwithstanding anything to the contrary in the Equity Definitions, if any such date is a Disrupted Day, the Calculation Agent shall make adjustments, if applicable, to the Daily Number of Warrants or shall reduce such Daily Number of Warrants to zero for which such day shall be an Expiration Date and shall designate a Scheduled Trading Day or a number of Scheduled Trading Days as the Expiration Date(s) for the remaining Daily Number of Warrants or a portion thereof for the originally scheduled Expiration Date; and provided further that if such Expiration Date has not occurred pursuant to this clause as of the eighth Scheduled Trading Day following the last scheduled Expiration Date under this Transaction, the Calculation Agent shall have the right to declare such Scheduled Trading Day to be the final Expiration Date and the Calculation Agent shall determine its good faith estimate of the fair market value for the Shares as of the Valuation Time on that eighth Scheduled Trading Day or on any subsequent Scheduled Trading Day, as the Calculation Agent shall determine using commercially reasonable means.

First Expiration Date:

April 15, 2015 (or if such day is not a Scheduled Trading Day, the next following Scheduled Trading Day), subject to Market Disruption Event below.

Daily Number of Warrants:

For any Expiration Date, the Number of Warrants that have not expired or been exercised as of such day, divided by the remaining number of Expiration Dates (including such day), rounded down to the nearest whole number, subject to adjustment pursuant to the provisos to "Expiration Date(s)".

Automatic Exercise:

Applicable; and means that a number of Warrants for each Expiration Date equal to the Daily Number of Warrants (as adjusted pursuant to the terms hereof) for such Expiration Date will be deemed to be automatically exercised; provided that "In-the-Money" means that the Relevant Price for such Expiration Date exceeds the Strike Price for such Expiration Date; and provided further that all references in Section 3.4(b) of the Equity Definitions to "Physical Settlement" shall be read as references to "Net Share Settlement".

Market Disruption Event:

Section 6.3(a)(ii) of the Equity Definitions is hereby amended by replacing clause (ii) in its entirety with "(ii) an Exchange Disruption, or" and inserting immediately following clause (iii) the phrase "; in each case that the Calculation Agent determines is material."

Valuation:

Valuation Time:

Scheduled Closing Time; provided that if the principal trading session is extended, the Calculation Agent shall determine the Valuation Time in its reasonable discretion.

Valuation Date:

Each Exercise Date.

Settlement Terms:

Settlement Method:

Net Share Settlement.

Net Share Settlement:

On the relevant Settlement Date, Company shall deliver to Bank the Share Delivery Quantity of Shares for such Settlement Date to the account specified hereto free of payment through the Clearance System.

Share Delivery Quantity:

For any Settlement Date, a number of Shares, as calculated by the Calculation Agent, equal to the Net Share Settlement Amount for such Settlement Date divided by the Settlement Price on the Valuation Date in respect of such Settlement Date, rounded down to the nearest whole number plus any Fractional Share Amount.

Net Share Settlement Amount:

For any Settlement Date, an amount equal to the product of (i) the Number of Warrants exercised or deemed exercised on the relevant Exercise Date, (ii) the Strike Price Differential for such Settlement Date and (iii) the Warrant Entitlement.

Settlement Price:

For any Valuation Date, the per Share volume-weighted average price as displayed under the heading "Bloomberg VWAP" on Bloomberg page LM.N <equity> AQR (or any successor thereto) in respect of the period from the scheduled opening time of the Exchange to the Scheduled Closing Time on such Valuation Date (or if such volume-weighted average price is unavailable, the market value of one Share on such Valuation Date, as determined by the Calculation Agent). Notwithstanding the foregoing, if (i) any Expiration Date is a Disrupted Day and (ii) the Calculation Agent determines that such Expiration Date shall be an Expiration Date for fewer than the Daily Number of Warrants, as described above, then the Settlement Price for the relevant Valuation Date shall be the volume-weighted average price per Share on such Valuation Date on the Exchange, as determined by the Calculation Agent based on such sources as it deems appropriate using a volume-weighted methodology, for the portion of such Valuation Date for which the Calculation Agent determines there is no Market Disruption Event.

Settlement Date(s):

As determined in reference to Section 9.4 of the Equity Definitions, subject to Section 9(k)(i) hereof.

Other Applicable Provisions:

The provisions of Sections 9.1(c), 9.8, 9.9, 9.11, 9.12 and 10.5 of the Equity Definitions will be applicable, except that all references in such provisions to "Physically-settled" shall be read as references to "Net Share Settled." "Net Share Settled" in relation to any Warrant means that Net Share Settlement is applicable to that Warrant.

Representation and Agreement:

Notwithstanding Section 9.11 of the Equity Definitions, the parties acknowledge that any Shares delivered to Bank may be, upon delivery, subject to restrictions and limitations arising from Company's status as issuer of the Shares under applicable securities laws.

3. Additional Terms applicable to the Transaction:

Adjustments applicable to the Warrants:

Method of Adjustment:

Calculation Agent Adjustment.  For the avoidance of doubt, in making any adjustments under the Equity Definitions, the Calculation Agent may make adjustments, if any, to any one or more of the Strike Price, the Number of Warrants, the Daily Number of Warrants and the Warrant Entitlement.  Notwithstanding the foregoing, any cash dividends or distributions on the Shares, whether or not extraordinary, shall be governed by Section 9(f) of this Confirmation in lieu of Article 10 or Section 11.2(c) of the Equity Definitions.

Extraordinary Events applicable to the Transaction:

New Shares:

Section 12.1(i) of the Equity Definitions is hereby amended by deleting the text in clause (i) in its entirety and replacing it with the phrase "publicly quoted, traded or listed on any of the New York Stock Exchange, the American Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors)".

Consequence of Merger Events:

Merger Event:

Applicable: provided that if an event occurs that constitutes both a Merger Event under Section 12.1(d) of the Equity Definitions and Additional Termination Event under Section 9(h)(ii)(A) of this Confirmation, Section 9(h)(ii)(A) will apply.

Share-for-Share:

Modified Calculation Agent Adjustment

Share-for-Other:

Cancellation and Payment (Calculation Agent Determination)

Share-for-Combined:

Cancellation and Payment (Calculation Agent Determination); provided that Bank may elect, in its commercially reasonable judgment, Component Adjustment (Calculation Agent Determination).

Consequence of Tender Offers:

Tender Offer:

Applicable; provided that Section 12.1(d) of the Equity Definitions is hereby amended by replacing "10%" with "20%" in the third line thereof; provided however that if an event occurs that constitutes both a Tender Offer under Section 12.1(d) of the Equity Definitions

(as amended herein) and Additional Termination Event under Section 9(h)(ii)(C) of this Confirmation, Section 9(h)(ii)(C) will apply.

Share-for-Share:

Modified Calculation Agent Adjustment

Share-for-Other:

Modified Calculation Agent Adjustment

Share-for-Combined:

Modified Calculation Agent Adjustment

Nationalization, Insolvency or Delisting:

Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors), such exchange or quotation system shall thereafter be deemed to be the Exchange; provided further that if an event occurs that constitutes both a Delisting under Section 12.6(a)(iii) of the Equity Definitions and Additional Termination Event under Section 9(h)(ii)(G) of this Confirmation, Section 9(h)(ii)(G) will apply.

Additional Disruption Events:

Change in Law:

Applicable; provided that Section 12.9(a)(ii)(Y) of the Equity Definitions is hereby deleted.

Failure to Deliver:

Not Applicable; provided that Company is not obligated to deliver the relevant Shares under the Transaction by book-entry transfer through the facilities of DTC, or any successor depositary, if such facilities are not available at the time of delivery.

Insolvency Filing:

Applicable

Hedging Disruption:

Not Applicable

Increased Cost of Hedging:

Not Applicable

Loss of Stock Borrow:

Applicable

Maximum Stock Loan Rate:

200 basis points

Increased Cost of Stock Borrow:

Applicable

Initial Stock Loan Rate:

25 basis points

Hedging Party:

Bank for all applicable Additional Disruption Events

Determining Party:

Bank for all applicable Extraordinary Events

Non-Reliance:

Applicable

Agreements and Acknowledgments

Regarding Hedging Activities:

Applicable

Additional Acknowledgments:

Applicable

4.  Calculation Agent:

Bank

5.  Account Details:

(a)

Account for payments to Company:

To be provided by Company.

Account for delivery of Shares from Company:

To be provided by Company.

(b)

Account for payments to Bank:

Bank of America, N.A.

New York, NY

SWIFT: BOFAUS3N

Bank Routing: 026-009-593

Account Name: Bank of America

Account No. : 0012333-34172

Account for delivery of Shares to Bank:

To be provided by Bank.

6. Offices:

The Office of Company for the Transaction is:  Inapplicable, Company is not a Multibranch Party.

The Office of Bank for the Transaction is: New York

7. Notices: For purposes of this Confirmation:

(a)

Address for notices or communications to Company:

Legg Mason, Inc.

100 Light Street

Baltimore, Maryland 21202

Attention: General Counsel

Telephone No.:

(410) 539-0000

Facsimile No.:

(410) 454-4607

(b)

Address for notices or communications to Bank:

Bank notice information to follow:

Bank of America, N.A.
c/o Banc of America Securities LLC

Equities Legal Department
9 West 57th Street, 40th Floor
New York, NY  10019

Attention:

John Servidio

Telephone No.:

212-583-8373

Facsimile No.:

212-230-8610

8.  Representations, Warranties and Agreements of Company and Bank

(a)

The representations and warranties of Company set forth in Section 3 of the Note Purchase Agreement (the "Note Purchase Agreement") dated as of January 14, 2008 between Company and Kohlberg Kravis Roberts & Co. L.P. are true and correct and are hereby deemed to be repeated to Bank at the time of execution thereof as if set forth herein.  Company hereby further represents and warrants to Bank that on the Trade Date and the Premium Payment Date:

(i)

Company has all necessary corporate power and authority to execute, deliver and perform its obligations in respect of this Transaction; such execution, delivery and performance have been duly authorized by all necessary corporate action on Company's part; and this Confirmation (A) has been duly and validly executed and delivered by Company and (B) constitutes its valid and binding obligation, enforceable against Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution hereunder may be limited by federal or state securities laws or public policy relating thereto.

(ii)

Neither the execution and delivery of this Confirmation nor the incurrence or performance of obligations of Company hereunder will conflict with or result in a breach of the certificate of incorporation or by-laws (or any equivalent documents) of Company, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries is bound or to which Company or any of its subsidiaries is subject, or constitute a default under, or result in the creation of any lien under, any such agreement or instrument.

(iii)

No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required in connection with the execution, delivery or performance by Company of this Confirmation, except such as have been obtained or made and such as may be required under the Securities Act of 1933, as amended (the "Securities Act") or state securities laws.

(iv)

The Shares of Company initially issuable upon exercise of the Warrant by the net share settlement method (the "Warrant Shares") have been reserved for issuance by all required corporate action of Company.  The Warrant Shares have been duly authorized and, when delivered against payment therefor (which may include Net Share Settlement in lieu of cash) and otherwise as contemplated by the terms of the Warrant following the exercise of the Warrant in accordance with the terms and conditions of the Warrant, will be validly issued, fully-paid and non-assessable, and the issuance of the Warrant Shares will not be subject to any preemptive or similar rights.

(v)

Company is not, and after giving effect to the Transaction contemplated hereby will not be, required to register as an "investment company" as such term is defined in the Investment Company Act of 1940, as amended.

(vi)

Company is an "eligible contract participant" (as such term is defined in Section 1a(12) of the Commodity Exchange Act, as amended (the "CEA")) because one or more of the following is true:

Company is a corporation, partnership, proprietorship, organization, trust or other entity and:

(A)  Company has total assets in excess of USD 10,000,000;

(B)  the obligations of Company hereunder are guaranteed, or otherwise supported by a letter of credit or keepwell, support or other agreement, by an entity of the type described in Section 1a(12)(A)(i) through (iv), 1a(12)(A)(v)(I), 1a(12)(A)(vii) or 1a(12)(C) of the CEA; or

(C)  Company has a net worth in excess of USD 1,000,000 and has entered into this Agreement in connection with the conduct of Company's business or to manage the risk associated with an asset or liability owned or incurred or reasonably likely to be owned or incurred by Company in the conduct of Company's business.

(vii)

Company and each of its affiliates is not, at the time of entry into this Agreement, in possession of any material non-public information with respect to Company.

(viii)

During the Hedge Period (if a Hedge Event occurs) and the period starting on the first Expiration Date and ending on the last Expiration Date (the "Settlement Period"), neither Company nor any "affiliate" or "affiliated purchaser" (each as defined in Rule 10b-18 of the Exchange Act ("Rule 10b-18")) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares, except through Bank; provided  that  this Section 8(a)(viii) shall not apply to the following: (A)  privately  negotiated purchases of Shares (or any security convertible into  or  exchangeable  for  Shares);  (B) purchases of Shares pursuant to exercises  of  stock  options  granted  to  former  or  current  employees, officers,  directors,  or  other  affiliates of Company, including the withholding  and/or  purchase  of  Shares  from  holders of such options to satisfy payment of the option exercise price and/or satisfy tax withholding requirements  in  connection  with  the  exercise  of  such  options; (C) purchases  of  Shares  from  holders  of  performance  shares  or  units or restricted  shares  or  units  to  satisfy  tax withholding requirements in connection with vesting; (D) the conversion or exchange by holders of any convertible  or  exchangeable  securities  of  the  Company previously issued;  or  (E) purchases  of Shares effected by or for a plan by an agent  independent  of  the  issuer  that  satisfy the requirements of Rule 10b-18(a)(13)(ii).

(ix)

Without limiting the generality of Section 13.1 of the Equity Definitions, Company acknowledges that Bank is not making any representations or warranties with respect to the treatment of the Transaction under FASB Statements 128, 133 (as amended), 149 or 150, EITF Issue No. 00-19, 01-6 or 03-6 (or any successor issue statements) or under any accounting standards including FASB's Liabilities & Equity Project.

(x)

Without limiting the generality of Section 3(a)(iii) of the Agreement, as of the Trade Date and until and including the Hedge Completion Date, Company has not commenced and shall not commence an "issuer tender offer" within the meaning of Rule 13e-4 under the Exchange Act; and as of the Trade Date Company has not received notice that it is the subject of a tender offer that has commenced under Rule 14d-2 of the Exchange Act (it being understood that Company makes no representation pursuant to this clause in respect of any action taken by Bank or its affiliates).

(xi)

Prior to the Trade Date, Company shall deliver to Bank a resolution of the Finance Committee of Company's board of directors authorizing the Transaction and such other certificate or certificates as Bank shall reasonably request.

(xii)

Company understands no obligations of Bank to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of Bank or any governmental agency.

(xiii)

Company agrees that it (A) will not during the Hedge Period (if a Hedge Event occurs) and the Settlement Period make, or permit to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any Merger Transaction or potential

Merger Transaction unless such public announcement is made prior to the opening or after the close of the regular trading session on the Exchange for the Shares; (B) shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) notify Bank following any such announcement that such announcement has been made; and (C) shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) provide Bank with written notice specifying (i) Company's average daily Rule 10b-18 Purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the announcement date that were not effected through Bank or its affiliates and (ii) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the announcement date.  Such written notice shall be deemed to be a certification by Company to Bank that such information is true and correct.  In addition, Company shall promptly notify Bank of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders. "Merger Transaction" means any merger, acquisition or similar transaction involving a recapitalization as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act.

(xiv)

Company does not have, and shall not attempt to exercise, any influence over how, when or whether to effect purchases of Shares by Bank (or its agent or affiliate) to establish its initial Hedge Positions in connection with this Confirmation and (ii) Company is entering into the Agreement and this Confirmation in good faith and not as part of a plan or scheme to evade compliance with federal securities laws including, without limitation, Rule 10b-5 promulgated under the Exchange Act.  Company also acknowledges and agrees that any amendment, modification, waiver or termination of this Confirmation must be effected in accordance with the requirements for the amendment or termination of a "plan" as defined in Rule 10b5-1(c) under the Exchange Act.  Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act, and no amendment, modification or waiver shall be made at any time at which Company is aware of any material nonpublic information regarding Company or the Shares.

(b)

Each of Bank and Company acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act, by virtue of Section 4(2) thereof.  Accordingly, Bank represents and warrants to Company that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment and its investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction, (ii) it is an "accredited investor" as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account without a view to the distribution or resale thereof, (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws, (v) its financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness and is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction.

9.  Other Provisions:

(a)

Opinions.  Company shall deliver an opinion of counsel, dated on or about the Trade Date, to Bank with respect to the matters set forth in Sections 8(a)(i) (other than 8(a)(i)(B)) through (iv) of this Confirmation.

(b)

Repurchase Notices.  Company shall, on any day on which Company effects any repurchase of Shares, promptly give Bank a written notice of such repurchase (a "Repurchase Notice") on such day if following such repurchase, the quotient of (x) the product of (a) the Number of Warrants and (b) the Warrant Entitlement divided by (y) the number of Company's outstanding Shares (such quotient expressed as a percentage, the "Warrant Equity Percentage") would be (i) greater than 3.5% or (ii) 0.5% greater than the Warrant Equity Percentage included in the immediately preceding Repurchase Notice..  Company agrees to indemnify and hold harmless Bank and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an "Indemnified Person") from and against any and all losses (including losses relating to Bank's hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 "insider", including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to this Transaction), claims, damages, judgments, liabilities and expenses (including reasonable attorney's fees), joint or several, which an Indemnified Person actually may become subject to, as a result of Company's failure to provide Bank with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing.  If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person, such Indemnified Person shall promptly notify Company in writing, and Company, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Company may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding.  Company shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Company agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment.  Company shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to Bank and any Indemnified Person who is a party to such suit or who is subject to such settlement.  If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Company under such paragraph, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities.  The remedies provided for in this paragraph are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity.  The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of this Transaction.

(c)

Regulation M.  Company is not on the date hereof engaged in a distribution, as such term is used in Regulation M under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of any securities of Company.  Company shall not, until the second Scheduled Trading Day immediately following the Trade Date, engage in any such distribution.

(d)

No Manipulation.  Company is not entering into this Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) or otherwise in violation of the Exchange Act.

(e)

Transfer or Assignment.  Company may not transfer any of its rights or obligations under this Transaction without the prior written consent of Bank. Bank may, without Company's consent, transfer or assign all or any part of its rights or obligations under this Transaction to any third party.  If after Bank's commercially reasonable efforts, Bank is unable to effect such a transfer or assignment on pricing terms reasonably acceptable to Bank and within a time period reasonably acceptable to Bank of a sufficient number of Warrants to reduce (i) Bank Group's "beneficial ownership" (within the meaning of Section 13 of the Exchange Act and rules promulgated thereunder) to 7.5% of Company's outstanding Shares or less, (ii) the Warrant Equity Percentage to 14.5% or less, (iii) the percentage of Company's outstanding Shares owned, controlled or held with the power to vote (as such terms are used in Section 2(a)(3) of the Investment Company Act of 1940 (the "1940 Act")) directly or indirectly by Bank or its parent entity (such percentage, the "Voting Equity Percentage") to 4.5% or less or (iv) the quotient of (x) the number of "control shares" (as such term is used in Section 3-701(d) of the Maryland Control Share Acquisition Act) owned by the Bank Group divided by (y) the number of Company's outstanding Shares (the "Control Share Percentage") to 7.5% or less, Bank may designate any Exchange Business Day as an Early Termination Date with respect to a portion (the "Terminated Portion") of this Transaction, such that (i) Bank Group's "beneficial ownership" following such partial termination will be equal to or less than 7.5% but not less than 7.25%, (ii) the Warrant Equity Percentage following such partial termination will be equal to or less than 14.5% but not less than 14.0%, (iii) the Voting Equity Percentage following such partial termination will be equal to or less than 4.5% but not less than 4.4% and (iv) the Control Share Percentage following such partial termination will be equal to or less than 7.5% but not less than 7.25%.  In the event that Bank so designates an Early Termination Date with respect to a portion of this Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to this Transaction and a Number of Warrants equal to the Terminated Portion, (ii) Company shall be the sole Affected Party with respect to such partial termination and (iii) such Transaction shall be the only Terminated Transaction (and, for the avoidance of doubt, the provisions of paragraph 9(j) shall apply to any amount that is payable by Company to Bank pursuant to this sentence).  Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Bank to purchase, sell, receive or deliver any Shares or other securities to or from Company, Bank may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Bank's obligations in respect of this Transaction and any such designee may assume such obligations.  Bank shall be discharged of its obligations to Company to the extent of any such performance.  "Bank Group" means Bank or any affiliate of Bank subject to aggregation with Bank under such Section 13 of the Exchange Act and rules promulgated thereunder.

(f)

Dividends.  If at any time during the period from but excluding the Trade Date, to and including the Expiration Date, (i) an ex-dividend date for a cash dividend occurs with respect to the Shares (an "Ex-Dividend Date"), and that dividend differs from the Regular Dividend on a per Share basis or (ii) if no Ex-Dividend Date for a cash dividend occurs with respect to the Shares in any quarterly dividend period of Company, then the Calculation Agent will adjust any of the Strike Price, Number of Warrants and/or Daily Number of Warrants to preserve the fair value of the Warrants to Bank after taking into account such dividend or lack thereof.  "Regular Dividend" shall mean for any calendar quarter, USD 0.24 for the first cash dividend or distribution on the Shares for which the Ex-Dividend Date falls within such calendar quarter, and zero for any subsequent dividend or distribution on the Shares for which the Ex-Dividend Date falls within the same calendar quarter.

(g)

Designation by Bank.  Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Bank to purchase, sell, receive or deliver any Shares or other securities to or from Company, Bank may designate any of its affiliates to purchase, sell, receive or deliver such shares or other securities and otherwise to perform Bank obligations in respect of the Transaction and any such designee may assume such obligations.  Bank shall be discharged of its obligations to Company to the extent of any such performance.

(h)

Additional Provisions.

(i)  Amendments to the Equity Definitions:

(A)

Section 11.2(a) of the Equity Definitions is hereby amended by deleting the words "a diluting or concentrative" and replacing them with the words "an"; and adding the phrase "or Warrants" at the end of the sentence.

(B)

Section 11.2(c) of the Equity Definitions is hereby amended by (x) replacing the words "a diluting or concentrative" with "an", (y) adding the phrase "or Warrants" after the words "the relevant Shares" in the same sentence and (z) deleting the phrase "(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)" and replacing it with the phrase "(and, for the avoidance of doubt, adjustments may be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)."

(C)

Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words "a diluting or concentrative" and replacing them with the word "an"; and adding the phrase "or Warrants" at the end of the sentence.

(D)

Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the fourth line thereof the word "or" after the word "official" and inserting a comma therefor, and (2) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor "or (C) at Bank's option, the occurrence of any of the events specified in Section 5(a)(vii) (1) through (9) of the ISDA Master Agreement with respect to that Issuer."

(E)

Section 12.9(b)(iv) of the Equity Definitions is hereby amended by:

(x)

deleting (1) subsection (A) in its entirety, (2) the phrase "or (B)" following subsection (A) and (3) the phrase "in each case" in subsection (B); and

(y)

deleting the phrase "neither the Non-Hedging Party nor the Lending Party lends Shares in the amount of the Hedging Shares or" in the penultimate sentence.

(F)

Section 12.9(b)(v) of the Equity Definitions is hereby amended by:

(x)

adding the word "or" immediately before subsection "(B)" and deleting the comma at the end of subsection (A); and

(y)

(1) deleting subsection (C) in its entirety, (2) deleting the word "or" immediately preceding subsection (C) and (3) deleting the penultimate sentence in its entirety and replacing it with the sentence "The Hedging Party will determine the Cancellation Amount payable by one party to the other."

(ii)  Notwithstanding anything to the contrary in this Confirmation, upon the occurrence of one of the following events, with respect to this Transaction, (1) Bank shall have the right to designate such event an Additional Termination Event and designate one or more Early Termination Dates with respect to the Transaction pursuant to Section 6(b) of the Agreement, and (2) Company shall be deemed the sole Affected Party and the Transaction shall be deemed the sole Affected Transaction; provided that with respect to any Additional Termination Event, Bank may choose to treat one or more Warrants of the Transaction as the sole Affected Transaction, and, upon the termination of the Affected Transaction, a Transaction with terms identical to those set forth herein except with a Number of Warrants equal to the unaffected number of Warrants shall be treated for all purposes as the Transaction, which shall remain in full force and effect:

(A)

Consummation of any transaction or event or any series of transactions or events (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization, asset sale, lease of assets or otherwise) in connection with which all or substantially all of Shares is exchanged for, converted into, acquired for or constitutes solely the right to receive stock, other securities, other property, assets or cash, other than:

(x)

any transaction that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Company's capital stock; or

(y)

any transaction pursuant to which the holders of Company's capital stock entitled to vote generally in elections of directors immediately prior to such transaction have the right to exercise, directly or indirectly, 50% or more of the total voting power of all shares of Company's capital stock entitled to vote generally in elections of directors of the continuing or surviving person immediately after giving effect to such transaction; or

(z)

any merger primarily for the purpose of changing Company's jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding Shares solely into shares of common stock of the surviving entity;

Notwithstanding the forgoing, a transaction set forth in this clause (A) will not constitute an Additional Termination Event if at least at least 90% of the consideration in the transaction or transactions (other than cash payments for fractional shares and cash payments made in respect of dissenters' appraisal rights) consists of shares of common stock traded or to be traded immediately following such transaction on a U.S. national securities exchange or national automated inter-dealer quotation system and, as a result of the transaction or transactions.

(B)

There is a default by Company or any subsidiary on any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced any indebtedness for money borrowed in excess of $50 million in the aggregate of Company and/or any subsidiary, whether such indebtedness now exists or shall hereafter be created resulting in such indebtedness becoming or being declared due and payable.

(C)

Consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" or "group" becomes the "beneficial owner" (as these terms are defined in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of more than 50% of Company's capital stock that is at the time entitled to vote by the holder thereof in the election of Company's board of directors (or comparable body);

(D)

A majority of the members of the Company's board of directors are not Continuing Directors. "Continuing Directors" means, as of any date of determination, any member of the board of directors who (x) was a member of the board of directors on the date hereof; or (y) was nominated for election or elected to the board of directors with the approval of a majority of the Continuing Directors who were members of the board at the time of new director's nomination or election, which approval may be evidenced either by a specific vote or by approval of the proxy statement issued by Company on behalf of its entire board of directors in which such individual is named as nominee for director.

(E)

Bank, despite using commercially reasonable efforts, is unable or reasonably determines that it is impractical or illegal, to hedge its obligations pursuant to this Transaction in the public market without registration under the Securities Act or as a result of any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Bank).

(F)

Company's stockholders approve any plan or proposal for the liquidation or dissolution of Company.

(G)

The termination of trading of the Shares, which will be deemed to have occurred if the Shares or other common stock into which Company's convertible notes are convertible are not listed for trading on a U.S. national securities exchange or approved for quotation and trading on a national automated inter-dealer quotation system.

(i)

No Collateral or Setoff.  Notwithstanding any provision of the Agreement or any other agreement between the parties to the contrary, the obligations of Company hereunder are not secured by any collateral.  Obligations under this Transaction shall not be set off by Company against any other obligations of the parties, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise.  Any provision in the Agreement with respect to the satisfaction of Company's payment obligations to the extent of Bank's payment obligations to Company in the same currency and in the same Transaction (including, without limitation Section 2(c) thereof) shall not apply to Company and, for the avoidance of doubt, Company shall fully satisfy such payment obligations notwithstanding any payment obligation to Company by Bank in the same currency and in the same Transaction. In calculating any amounts under Section 6(e) of the Agreement, notwithstanding anything to the contrary in the Agreement, (1) separate amounts shall be calculated as set forth in such Section 6(e) with respect to (a) this Transaction and (b) all other Transactions, and (2) such separate amounts shall be payable pursuant to Section 6(d)(ii) of the Agreement.  For the avoidance of doubt and notwithstanding anything to the contrary provided in this Section 9(i), in the event of bankruptcy, insolvency (as defined below) or liquidation of Company or Bank neither party shall have the right to set off any obligation that it may have to the other party under this Transaction against any obligation such other party may have to it, whether arising under the Agreement, this Confirmation or any other agreement between the parties hereto, by operation of law or otherwise.  For purposes of this section 9(i), an "insolvency" occurs when a party's liabilities are greater than the value of its assets; provided however, that an 'insolvency" shall not occur for purposes of this section 9(i) prior to the time such insolvent party gives notice thereof to the other party.

(j)

Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events.  If, in respect of this Transaction, an amount is payable by Company to Bank, (i) pursuant to Section 12.7 or Section 12.9 of the Equity Definitions (except in the event of an Insolvency, Nationalization, Tender Offer or Merger Event in which the consideration or proceeds to be paid to holders of shares consists solely of cash) or (ii) pursuant to Section 6(d)(ii) of the Agreement (except in the event of an Event of Default in which Company is the Defaulting Party or a Termination Event in which Company is the Affected Party, other than an Event of Default of the type described in (x) Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Agreement or (y) a Termination Event of the type described in Section 5(b) of the Agreement, in the case of both (x) and (y), resulting from an event or events outside Company's control) (a "Payment Obligation"), Company shall have the right, in its sole discretion, to satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) by giving irrevocable telephonic notice to Bank, confirmed in writing within one Scheduled Trading Day, no later than 12:00 p.m. New York local time on the Merger Date, Tender Offer Date, Announcement Date (in the case of a Nationalization, Insolvency or Delisting), Early Termination Date or date of cancellation, as applicable; provided that if Company does not validly elect to satisfy its Payment Obligation by the Share Termination Alternative, Bank shall have the right to require Company to satisfy its Payment Obligation by the Share Termination Alternative.  Notwithstanding the foregoing, Company's or Bank's right to elect satisfaction of a Payment Obligation in the Share Termination Alternative as set forth in this clause shall only apply to Transactions under this Confirmation and, notwithstanding anything to the contrary in the Agreement, (1) separate amounts shall be calculated with respect to (a) Transactions hereunder and (b) all other Transactions under the Agreement, and (2) such separate amounts shall be payable pursuant to Section 6(d)(ii) of the Agreement, subject to, in the case of clause (a), Company's Share Termination Alternative right hereunder.

Share Termination Alternative:

If applicable, Company shall deliver to Bank the Share Termination Delivery Property on the date (the "Share Termination Payment Date") on which the Payment Obligation would otherwise be due pursuant to Section 12.7 or Section 12.9 of the Equity Definitions, subject to paragraph (k)(i) below, in satisfaction, subject to paragraph (k)(ii) below, of the Payment Obligation in the manner reasonably requested by Bank free of payment.

Share Termination Delivery Property:

A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price.  The Calculation Agent shall adjust the amount of Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:

The value to Bank of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means.  The Calculation Agent shall notify Company of such Share Termination Unit Price at the time of notification of the Payment Obligation.  In the case of a Private Placement of Share Termination Delivery Units that are Restricted Shares (as defined below), as set forth in paragraph (k)(i) below, the Share Termination Unit Price shall be determined by the discounted price applicable to such Share Termination Delivery Units.  In the case of a Registration Settlement of Share Termination Delivery Units that are Restricted Shares (as defined below) as set forth in paragraph (k)(ii) below, the Share Termination Unit Price shall be the Settlement Price on the Merger Date, the Announcement Date (in the case of a Nationalization, Insolvency or Delisting) or the Early Termination Date, as applicable.

Share Termination Delivery Unit:

In the case of a Termination Event, Event of Default or Delisting, one Share or, in the case of Nationalization, Insolvency, Tender Offer or Merger Event, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Nationalization, Insolvency, Tender Offer or Merger Event.  If such Nationalization, Insolvency, Tender Offer or Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:

Inapplicable

Other applicable provisions:

If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.11, 9.12 and 10.5 (as modified above) of the Equity Definitions will be applicable, except that all references in such provisions to "Physically-settled" shall be read as references to "Share Termination Settled" and all references to "Shares" shall be read as references to "Share Termination Delivery Units".  "Share

Termination Settled" in relation to this Transaction means that Share Termination Alternative is applicable to this Transaction.

(k)

Registration/Private Placement Procedures.  If, in the reasonable opinion of Bank, following any delivery of Shares or Share Termination Delivery Property to Bank hereunder, such Shares or Share Termination Delivery Property would be in the hands of Bank subject to any applicable restrictions with respect to any registration or qualification requirement or prospectus delivery requirement for such Shares or Share Termination Delivery Property pursuant to any applicable federal or state securities law (including, without limitation, any such requirement arising under Section 5 of the Securities Act as a result of such Shares or Share Termination Delivery Property being "restricted securities", as such term is defined in Rule 144 under the Securities Act, or as a result of the sale of such Shares or Share Termination Delivery Property being subject to paragraph (c) of Rule 145 under the Securities Act) (such Shares or Share Termination Delivery Property, "Restricted Shares"), then delivery of such Restricted Shares shall be effected pursuant to either clause (i) or (ii) below at the election of Company, unless Bank waives the need for registration/private placement procedures set forth in (i) and (ii) below.  Notwithstanding the foregoing, solely in respect of any Daily Number of Warrants exercised or deemed exercised on any Expiration Date if this paragraph (k) is applicable, Company shall elect, prior to the first Settlement Date for the first Expiration Date, a Private Placement Settlement or Registration Settlement for all deliveries of Restricted Shares for all such Expiration Dates, which election shall be applicable to all Settlement Dates for such Warrants, and the procedures in clause (i) or clause (ii) below shall apply for all such delivered Restricted Shares on an aggregate basis commencing after the final Settlement Date for such Warrants.  The Calculation Agent shall make reasonable adjustments to settlement terms and provisions under this Confirmation to reflect a single Private Placement or Registration Settlement for such aggregate Restricted Shares delivered hereunder.

(i)

If Company elects to settle the Transaction pursuant to this clause (i) (a "Private Placement Settlement"), then delivery of Restricted Shares by Company shall be effected in customary private placement procedures with respect to such Restricted Shares reasonably acceptable to Bank; provided that Company may not elect a Private Placement Settlement if, on the date of its election, it has taken, or caused to be taken, any action that would make unavailable either the exemption pursuant to Section 4(2) of the Securities Act for the sale by Company to Bank (or any affiliate designated by Bank) of the Restricted Shares or the exemption pursuant to Section 4(1) or Section 4(3) of the Securities Act for resales of the Restricted Shares by Bank (or any such affiliate of Bank).  The Private Placement Settlement of such Restricted Shares shall include customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Bank, due diligence rights (for Bank or any designated buyer of the Restricted Shares by Bank), opinions and certificates, and such other documentation as is customary for private placement agreements, all reasonably acceptable to Bank.  In the case of a Private Placement Settlement, Bank shall determine the appropriate discount to the Share Termination Unit Price (in the case of settlement of Share Termination Delivery Units pursuant to paragraph (j) above) or any Settlement Price (in the case of settlement of Shares pursuant to Section 2 above) applicable to such Restricted Shares in a commercially reasonable manner and appropriately adjust the number of such Restricted Shares to be delivered to Bank hereunder; provided that in no event shall such number be greater than two times the Number of Shares (the "Maximum Amount"), as adjusted to reflect any Potential Adjustment Event or Extraordinary Event within Company's control.  Notwithstanding  the Agreement or this Confirmation, the date of delivery of such Restricted Shares shall be the Exchange Business Day following notice by Bank to Company of such applicable discount and the number of Restricted Shares to be delivered pursuant to this clause (i).  For the avoidance of doubt, delivery of Restricted Shares shall be due as set forth in the previous sentence and not be due on the Share Termination Payment Date (in the case of settlement of Share Termination Delivery Units pursuant to paragraph (j) above) or on the Settlement Date for such Restricted Shares (in the case of settlement in Shares pursuant to Section 2 above).

In the event Company shall not have delivered the full number of Restricted Shares otherwise applicable as a result of the proviso above relating to the Maximum Amount (such deficit, the "Deficit Restricted Shares"), Company shall be continually obligated to deliver, from time to time until the full number of Deficit Restricted Shares have been delivered pursuant to this paragraph, Restricted Shares when, and to the extent, that (i) Shares are repurchased, acquired or otherwise received by Company or any of its subsidiaries after the Trade Date (whether or not in exchange for cash, fair value or any other consideration), (ii) authorized and unissued Shares reserved for issuance in respect of other transactions prior to such date which prior to the relevant date become no longer so reserved and (iii) Company additionally authorizes any unissued Shares that are not reserved for other transactions.  Company shall immediately notify Bank of the occurrence of any of the foregoing events (including the number of Shares subject to clause (i), (ii) or (iii) and the corresponding number of Restricted Shares to be delivered) and promptly deliver such Restricted Shares thereafter.

In the event of a Private Placement Settlement, the Net Share Settlement Amount or the Payment Obligation, respectively, shall be deemed to be the Net Share Settlement Amount or the Payment Obligation, respectively, plus an additional amount (determined from time to time by the Calculation Agent in its commercially reasonable judgment) attributable to interest that would be earned on such Net Share Settlement Amount or the Payment Obligation, respectively, (increased on a daily basis to reflect the accrual of such interest and reduced from time to time by the amount of net proceeds received by Bank as provided herein) at a rate equal to the open Federal Funds Rate plus the Spread for the period from, and including, such Settlement Date or the date on which the Payment Obligation is due, respectively, to, but excluding, the related date on which all the Restricted Shares have been sold and calculated on an Actual/360 basis.  The foregoing provision shall be without prejudice to Bank's rights under the Agreement (including, without limitation, Sections 5 and 6 thereof).

As used in this Section, "Spread" means, with respect to any Net Share Settlement Amount or Payment Obligation, respectively, the credit spread over the applicable overnight rate that would be imposed if Bank were to extend credit to Company in an amount equal to such Net Share Settlement Amount, all as determined by the Calculation Agent using its commercially reasonable judgment as of the related Settlement Date or the date on which the Payment Obligation is due, respectively.  Commercial reasonableness shall take into consideration all factors deemed relevant by the Calculation Agent, which are expected to include, among other things, the credit quality of Company (and any relevant affiliates) in the then-prevailing market and the credit spread of similar companies in the relevant industry and other companies having a substantially similar credit quality.

(ii)

If Company elects to settle the Transaction pursuant to this clause (ii) (a "Registration Settlement"), then Company shall promptly (following notification by Bank that this paragraph (k) is applicable but in any event no later than the beginning of the Resale Period) file and use its reasonable best efforts to make effective under the Securities Act a registration statement or supplement or amend an outstanding registration statement in form and substance reasonably satisfactory to Bank, to cover the resale of such Restricted Shares in accordance with customary resale registration procedures, including covenants, conditions, representations, underwriting discounts (if applicable), commissions (if applicable), indemnities due diligence rights, opinions and certificates, and such other documentation as is customary for equity resale underwriting agreements, all reasonably acceptable to Bank.  If Bank, in its sole reasonable discretion, is not satisfied with such procedures and documentation Private Placement Settlement shall apply.  If Bank is satisfied with such procedures and documentation, it shall sell the Restricted Shares pursuant to such registration statement during a period (the "Resale Period") commencing on the later of the effectiveness of the Registration Statement and the Exchange Business Day following delivery of such Restricted Shares (which, for the avoidance of doubt, shall be (x) the Share Termination Payment Date in case of settlement in Share Termination Delivery Units pursuant to paragraph (j) above or (y) the Settlement Date in respect of the final Expiration Date for all Daily Number of Warrants) and ending on the earliest of (i) the Exchange Business Day on which Bank completes the sale of all Restricted Shares or, in the case of settlement of Share Termination Delivery Units, a sufficient number of Restricted Shares so that the realized net proceeds of such sales equals or exceeds the Payment Obligation (as defined above), (ii) the date upon which all Restricted Shares have been sold or transferred pursuant to Rule 144 (or similar provisions then in force) or Rule 145(d)(1) or (2) (or any similar provision then in force) under the Securities Act and (iii) the date upon which all Restricted Shares may be sold or transferred by a non-affiliate pursuant to Rule 144(k) (or any similar provision then in force) or Rule 145(d)(3) (or any similar provision then in force) under the Securities Act.  If the Payment Obligation exceeds the realized net proceeds from such resale, Company shall transfer to Bank by the open of the regular trading session on the Exchange on the Exchange Trading Day immediately following the last day of the Resale Period the amount of such excess (the "Additional Amount") in cash or in a number of Shares ("Make-whole Shares") in an amount that, based on the Settlement Price on the last day of the Resale Period (as if such day was the "Valuation Date" for purposes of computing such Settlement Price), has a dollar value equal to the Additional Amount.  The Resale Period shall continue to enable the sale of the Make-whole Shares.  If Company elects to pay the Additional Amount in Shares, the requirements and provisions for Registration Settlement shall apply.  This provision shall be applied successively until the Additional Amount is equal to zero.  In no event shall Company be required to deliver a number of Restricted Shares greater than the Maximum Amount.

In the event of a Registration Settlement, if the Registration Statement is not effective on the Exchange Business Day following (x) the Share Termination Payment Date in case of settlement in Share Termination Delivery Units pursuant to paragraph (j) above or (y) the Settlement Date in respect of the final Expiration Date for all Daily Number of Warrants, then (X) in the case of settlement of Share Termination Delivery Units pursuant to paragraph (j) above, Company shall pay Bank an amount attributable to interest on the amount of the Payment Obligation for the period of such delay, as described in the third paragraph of clause (k)(ii) above, and (Y) in the case of settlement pursuant to Section 2 above, Company shall pay Bank  an amount equal to the cost to Bank, as reasonably determined by Bank, of the delay in effectiveness.

(iii)

Without limiting the generality of the foregoing, Company agrees that any Restricted Shares delivered to Bank, as purchaser of such Restricted Shares, (i) may be transferred by and among Bank and its affiliates and Company shall effect such transfer without any further action by Bank and (ii) after the minimum "holding period" within the meaning of Rule 144(d) under the Securities Act has elapsed for such Restricted Shares, Company shall promptly remove, or cause the transfer agent for such Restricted Shares to remove, any legends referring to any such restrictions or requirements from such Restricted Shares upon delivery by Bank (or such affiliate of Bank) to Company or such transfer agent of seller's and broker's representation letters customarily delivered by Bank in connection with resales of restricted securities pursuant to Rule 144 under the Securities Act, without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Bank (or such affiliate of Bank).

If the Private Placement Settlement or the Registration Settlement shall not be effected as set forth in clauses (i) or (ii), as applicable, then failure to effect such Private Placement Settlement or such Registration Settlement shall, subject to Section 9(t), constitute an Event of Default with respect to which Company shall be the Defaulting Party. Notwithstanding the foregoing sentence, it shall not constitute an Event of Default if, at the time such Event of Default would otherwise have occurred, Company notifies Bank that it wishes to pay cash in settlement of the Transaction and pays to Bank (to the extent such obligation has not been satisfied by sale of Shares or Share Termination Delivery Units, as applicable, pursuant to Section 9(k)(ii)) (x) in the case of settlement pursuant to Section 2 above, on each Exchange Business Day following notice from Bank of the relevant amount, cash in an amount equal to the cost to Bank of purchasing a number of Shares equal to the Share Delivery Quantity for each Settlement Date, plus the cost to Bank, as reasonably determined by Bank, of the delay in settlement from such Settlement Date (as determined by reference to Section 9.4 of the Equity Definitions and without regard to Section 9(k)(i)) to the date of such payment, and  (y) in the case of settlement of Share Termination Delivery Units pursuant to paragraph (j) above, cash in an amount equal to the Payment Obligation, plus an amount attributable to interest thereon as described in the third paragraph of Section (k)(ii) above.

(l)

Limit on Ownership.  Notwithstanding any other provisions hereof, Bank may not exercise any Warrant hereunder or be entitled to take delivery of any Shares deliverable hereunder, and Automatic Exercise shall not apply with respect to any Warrant hereunder, to the extent (but only to the extent) that, after such receipt of any Shares upon the exercise of such Warrant or otherwise hereunder, the Bank Group would directly or indirectly (i) beneficially own (as such term is defined for purposes of Section 13(d) of the Exchange Act) in excess of 8.0% of the outstanding Shares, (ii) own, control or hold with the power to vote (as such terms are used in Section 2(a)(3) of the 1940 Act) in excess of 4.5% of the outstanding Shares or (iii) own "control shares" (as such term is used in Section 3-701(d) of the Maryland Control Share Acquisition Act) in excess of 8.0% of the outstanding Shares.  Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that, after such delivery, the Bank Group would directly or indirectly (i) so beneficially own in excess of 8.0% of the outstanding Shares, (ii) so own, control or hold with the power to vote (as such terms are used in Section 2(a)(3) of the 1940 Act) in excess of 4.5% of the outstanding Shares or (iii) so own "control shares" (as such term is used in Section 3-701(d) of the Maryland Control Share Acquisition Act) in excess of 8.0% of the outstanding Shares.  If any delivery owed to Bank hereunder is not made, in whole or in part, as a result of this provision, Company's obligation to make such delivery shall not be extinguished and Company shall make such delivery as promptly as practicable after, but in no event later than one Business Day after, Bank gives notice to Company that, after such delivery, the Bank Group would not directly or indirectly (i) so beneficially own in excess of 8.0% of the outstanding Shares, (ii) so own, control or hold with the power to vote (as such terms are used in Section 2(a)(3) of the 1940 Act) in excess of 4.5% of the outstanding Shares or (iii) so own "control shares" (as such term is used in Section 3-701(d) of the Maryland Control Share Acquisition Act) in excess of 8.0% of the outstanding Shares.

(m)

Governing Law.  New York law (without reference to choice of law doctrine).

(n)

Waiver of Jury Trial.   Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Transaction.  Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

(o)

Tax Disclosure.  Effective from the date of commencement of discussions concerning the Transaction, Company and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Company relating to such tax treatment and tax structure.

(p)

Maximum Share Delivery.  Notwithstanding any other provision of this Confirmation or the Agreement, in no event will Company be required to deliver more than the Maximum Amount of Shares in the aggregate to Bank in connection with this Transaction, subject to the provisions regarding Deficit Restricted Shares

(q)

Right to Extend.  Bank may postpone, in whole or in part, any Expiration Date or any other date of valuation or delivery with respect to some or all of the relevant Warrants (in which event the Calculation Agent shall make appropriate adjustments to the Daily Number of Warrants with respect to one or more Expiration Dates) if Bank determines, in its commercially reasonable judgment, that such extension is reasonably necessary or appropriate to preserve Bank's hedging or hedge unwind activity hereunder in light of existing liquidity conditions or to enable Bank to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Bank were Issuer or an affiliated purchaser of Issuer, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Bank.

(r)

Status of Claims in Bankruptcy.  Bank acknowledges and agrees that this Confirmation is not intended to convey to Bank rights against Company with respect to the Transaction that are senior to the claims of common stockholders of Company in any U.S. bankruptcy proceedings of Company; provided that nothing herein shall limit or shall be deemed to limit Bank's right to pursue remedies in the event of a breach by Company of its obligations and agreements with respect to the Transaction; provided, further, that nothing herein shall limit or shall be deemed to limit Bank's rights in respect of any transactions other than the Transaction.

(s)

Securities Contract; Swap Agreement.  The parties hereto intend for: (a) the Transaction to be a "securities contract" and a "swap agreement" as defined in the U.S. Bankruptcy Code (Title 11 of the United States Code) (the "Bankruptcy Code"), and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code; (b) a party's right to liquidate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a "contractual right" as described in the Bankruptcy Code; and (c) each payment and delivery of cash, securities or other property hereunder to constitute a "margin payment" or "settlement payment" and a "transfer" as defined in the Bankruptcy Code.

(t)

Delivery of Cash. For the avoidance of doubt, nothing in this Confirmation shall be interpreted as requiring Company to deliver cash in respect of the settlement of the Transactions contemplated by this Confirmation, except in circumstances where the required cash settlement thereof is permitted for classification of the contract as equity by EITF 00-19 as in effect on the relevant Trade Date (including, without limitation, where Company so elects to deliver cash or fails timely to elect to deliver Shares or Share Termination Delivery Property in respect of the settlement of such Transactions).

Company hereby agrees (a) to check this Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Bank) correctly sets forth the terms of the agreement between Bank and Company with respect to the Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to John Servidio, Facsimile No. 212-230-8610.

Very truly yours,

Bank of America, N.A.

By: /s/ Christopher A. Hutmaker

Authorized Signatory

Name: Christopher A. Hutmaker

            Managing Director

Accepted and confirmed

as of the Trade Date:

Legg Mason, Inc.

By: /s/ Mark R. Fetting

Authorized Signatory

Name: Mark R. Fetting

EXHIBIT A

	3.85%	4.05%	4.25%
$50.00	$15,483,543	$15,903,335	$16,320,418
$52.00	$17,612,294	$18,070,002	$18,487,085
$54.00	$19,887,294	$20,358,544	$20,816,252
$56.00	$22,292,294	$22,777,086	$23,248,336
$58.00	$24,846,253	$25,317,503	$25,802,294
$60.00	$27,522,086	$28,001,461	$28,502,503
$62.00	$30,284,587	$30,804,587	$31,286,670
$64.00	$33,206,879	$33,767,504	$34,290,212
$66.00	$36,234,796	$36,800,837	$37,380,421
$68.00	$39,281,671	$39,893,754	$40,511,254
$70.00	$42,461,255	$43,111,255	$43,774,796
$72.00	$45,760,005	$46,447,921	$47,135,838
$74.00	$49,134,589	$49,860,422	$50,586,255
$76.00	$52,587,714	$53,351,464	$54,126,048
$78.00	$56,127,506	$56,926,464	$57,763,340
$80.00	$59,794,590	$60,628,757	$61,476,465
$82.00	$63,537,507	$64,406,882	$65,287,090
$84.00	$67,345,424	$68,247,299	$69,160,007
$86.00	$71,223,758	$72,160,841	$73,106,050
$88.00	$75,142,716	$76,106,883	$77,079,175
$90.00	$79,064,384	$80,061,050	$81,065,842
$92.00	$82,994,176	$84,020,634	$85,047,093
$94.00	$86,964,593	$88,001,885	$89,063,551
$96.00	$90,907,927	$91,975,010	$93,044,802
$98.00	$94,821,469	$95,896,677	$96,996,261
$100.00	$98,745,844	$99,850,844	$100,966,678